Exhibit 5.1

King & Spalding LLP 1180 Peachtree Street N.E. Atlanta, Georgia 30309-3521 Phone: 404/ 572-4600 Fax: 404/ 572-5100 www.kslaw.com

January 27, 2026

 Satellogic Inc.

 210 Delburg Street
 Davidson, NC 28036

Ladies and Gentlemen:

We have acted as counsel for Satellogic Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of 7,399,578 shares of its Class A common stock, par value $0.0001 per share (the “Shares”). The Shares are being sold by the Company pursuant to a prospectus supplement dated as of January 26, 2026 (the “Prospectus Supplement”), and the accompanying base prospectus, dated as of March 31, 2025 (together with the Prospectus Supplement, the “Prospectus”) that form part of the Company’s effective registration statements on Form S-3 (File Nos. 333-283719 and 333-292940) (the “Registration Statement”). The shares are being issued and sold by the Company to certain investors (the “Investors”) through Titan Partners Group LLC, a division of American Capital Partners, LLC, as placement agent (the “Placement Agent”) pursuant to a Securities Purchase Agreement, dated January 26, 2026, by and between the Company and the Investors (the “Securities Purchase Agreement”), and a Placement Agent Agreement, dated January 26, 2026, by and between the Company and the Placement Agent (the “Placement Agent Agreement,” and, together with the Securities Purchase Agreement, the “Transaction Documents”).

In our capacity as such counsel, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed. In making such examination and in rendering the opinions set forth below, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion letter, we have relied, without independent verification, upon certificates and representations of representatives of the Company and public officials.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and paid for pursuant to the Securities Purchase Agreement, will be validly issued, fully paid and nonassessable.

Satellogic Inc.

January 27, 2026

This opinion is limited in all respects to the federal laws of the United States of America and the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ King & Spalding